UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VIRTUS ARTIFICIAL INTELLIGENCE & TECHNOLOGY OPPORTUNITIES FUND

(Name of Registrant as Specified in Its Charter/Declaration of Trust)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

VIRTUS ARTIFICIAL INTELLIGENCE & TECHNOLOGY OPPORTUNITIES FUND

September 27, 2022

Dear Fellow Shareholder,

I am pleased to report that shareholders of six of the seven Virtus Closed End Funds (the “Funds”) with a proposal for a new subadvisory agreement have passed the proposal. Only Virtus Artificial Intelligence & Technology Opportunities Fund (“AIO”) has been adjourned until November 10, 2022, at 3:30 p.m. Eastern Time, in order to gather additional participation.

Historically, Funds that are primarily owned by retail investors have a slower ascent to reaching the required participation threshold, making it critical for shareholders with smaller portions to vote. Based on a percentage of shares outstanding, AIO has the highest concentration of retail investors. We continue to see AIO vote participation increases and strong support from your fellow shareholders who have voted in favor of the new subadvisory agreement proposal.

As of September 27th, greater than 88% of shares voted by your fellow AIO shareholders have voted FOR the subadvisory proposal, but we need additional votes to reach the requisite 50% vote participation. Please join your fellow AIO investors who have voted and take advantage of your right to vote.

Shareholder Meeting Will Reconvene on November 10, 2022 at 3:30 p.m. Eastern Time

The AIO Special Meeting of Shareholders has been adjourned until November 10, 2022, at 3:30 p.m. Eastern Time. As of today, we have not received your proxy vote. No matter the size of your investment, it is important you sign, date and mail your proxy card in the postage paid envelope or follow the instructions in the box to vote by internet or phone. If you would like to participate in the Special Meeting, please email our proxy solicitor, Di Costa Partners (“DCP”), at meetinginfo@dicostapartners.com no later than 2:00 p.m., Eastern Time on October 28, 2022, to register.

Three Convenient Voting Methods to Cast Your Vote

Vote by Phone by calling 1-833-288-9331 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

DCP may call you to answer any questions you may have regarding the proxy and to assist you in voting. You may call DCP at 1-833-288-9331, Monday through Friday from 10:00 a.m. to 11:00 p.m. Eastern Time, if you have proxy-related questions.

Thank you,

George R. Aylward

President and Chief Executive Officer, Virtus Closed-End Funds

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